Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH	Molecular Pharmacology (USA) Limited Appoints Mr. Simon Watson to Board of Directors	June 9, 2006.

FOR IMMEDIATELY RELEASE

CONTACT:
Ian Downs
Molecular Pharmacology (USA) Limited
888-327-4122

Los Angeles, CA, June 9 2006 - Molecular Pharmacology (USA) Limited (OTCBB: MLPH) ("Molecular") is pleased to announce the appointment of Mr. Simon Watson to its Board of Directors.  Mr. Watson brings to Molecular over twenty-five years of experience in the area of commercial law and pharmaceutical industry.

We expect Mr. Watson to be actively involved in the business of Molecular and to be a valuable member given his experience and industry knowledge.

About Molecular Pharmacology (USA) Limited

Molecular Pharmacology (USA) Limited (OTCBB: MPLH) is a public biotechnology company dedicated to the discovery and development of analgesic and anti-inflammatory products based on the proprietary MPL-TL compound.  MPL USA holds the exclusive worldwide rights to develop new and fast-acting analgesic and anti-inflammatory products based on MPL-TL.  For more information on MPL USA, please visit www.mpl-usa.com.

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although MPL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of factors, including: uncertainties associated with  product development, the risk that products that appeared promising  in early development phases do not demonstrate efficacy in clinical studies and trials, the risk that MPL will not obtain approval to  market its products and ingredients as envisaged, the risks associated with dependence upon key  personnel and the need for additional financing.